Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 27, 2012, with respect to the consolidated financial statements of Sunquest Holdings, Inc. and Subsidiaries as of May 31, 2012, incorporated by reference in the Registration Statement (Form S-3) of Roper Industries, Inc. for the registration of common stock, preferred stock, debt securities, warrants, purchase contracts and units.

/s/ Ernst & Young LLP

Raleigh, North Carolina

November 15, 2012